SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K
Current Report
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
September 29, 2015 (September 28, 2015)
Date of Report (Date of earliest event reported)
RED LION HOTELS CORPORATION
(Exact Name of Registrant as Specified in Charter)

Washington	001-13957	91-1032187
(State or Other Jurisdiction	(Commission file number)	(I.R.S. Employer
of Incorporation)		Identification No.)

201 W. North River Drive
Suite 100
Spokane, Washington 99201
(Address of Principal Executive Offices, Zip Code)
(509) 459-6100
(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
o     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
o     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
o     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
o     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
(e)    On September 28, 2015, the Compensation Committee of our board of directors determined that the company’s results thus far in 2015 reflect substantial achievement of the executive officers’ individual, department and company goals under the 2015 RLHC Named Executive Officer Bonus Plan (the “Plan”). In recognition of that achievement, and subject to the terms and conditions set forth below, the Compensation Committee authorized and directed payment to each executive officer, on or about October 2, 2015, of an amount (the “Early Bonus Payment”) equal to twenty percent (20%) of the bonus he would receive for 2015 under the Plan, assuming all other criteria of the Plan were satisfied.
The Early Bonus Payments awarded to the executive officers are as follows:

Executive Officer	Early Bonus Payment
Gregory T. Mount President and Chief Executive Officer	$58,388
James A. Bell Executive Vice President, Chief Financial Officer	$32,669
Thomas L. McKeirnan Executive Vice President, General Counsel and Secretary	$28,670
William J. Linehan Executive Vice President, Chief Marketing Officer	$31,422
Harry G. Sladich Executive Vice President Hotel Operations and Sales	$26,119

The Compensation Committee also approved the following terms and conditions relating to the Early Bonus Payments:

(i)	The bonus for each executive officer under the Plan will be determined and paid in the first quarter of 2016 and will be reduced by the amount of his Early Bonus Payment.

(ii)
Executive officers must remain employed with the company through the bonus payout date in the first quarter of 2016. If prior to that date an executive officer voluntarily terminates his employment or we terminate him for cause, he will be required to repay his Early Bonus Payment. No repayment will be required if his employment terminates for any other reason.

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: September 29, 2015	RED LION HOTELS CORPORATION
	By:	/s/ Thomas L. McKeirnan
Thomas L. McKeirnan
Executive Vice President, General Counsel and Secretary

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